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                                                                    EXHIBIT 99.4
                           Form of Letter to Offerees

                           NATIONAL MERCANTILE BANCORP
                             1840 Century Park East
                          Los Angeles, California 90067

                                  August 2, 2000



Dear Shareholder:



         On behalf of the Board of Directors of National Mercantile Bancorp (the "Company"), we are pleased to provide details on the Company's offering to shareholders of the Company's Common Stock for $7.25 per share. The offering enables shareholders to purchase, based on recent trading ranges, additional shares at a discount from the current market price.


         Enclosed are copies of the following documents:

         1.       the Prospectus;

         2.       our Annual Report on Form 10-KSB for the year ended December
                  31, 1999;

         3. our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000;

         4. our proxy statement for the 2000 Annual Meeting of Shareholders;

         5.       the "Instructions for Completing the Subscription Agreement";

         6.       the Subscription Agreement; and

         7. a return envelope addressed to U.S. Stock Transfer Corporation, the Subscription Agent.

         The Prospectus describes the offering and the procedure to follow if you choose to subscribe for shares of common stock in the offering. Please read the Prospectus and other enclosed materials carefully before subscribing.

         Your prompt action is requested. The offering will expire at 5:00 p.m., Pacific Standard Time, on September 15, 2000, unless we extend it in our sole discretion (the "Expiration Date").

         To subscribe, a properly completed and executed Subscription Agreement and payment in full for all of the shares purchased must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., Pacific Standard Time, on the Expiration Date.

         Additional copies of the enclosed materials may be obtained from our information agent Georgeson Shareholder Services, Inc. Their toll-free telephone number is 1-800-223-2064. You may contact Georgeson with any questions relating to this offering.

         We are pleased to offer you this opportunity.

                                                     Sincerely,

                                                     NATIONAL MERCANTILE BANCORP